Exhibit 99.1

5995 Opus Parkway Minnetonka, MN 55343 952.912.5500 952.912.5999 (Fax) 1.800.GKCARES www.gkservices.com

Press Release

FOR IMMEDIATE RELEASE: March 8, 2012

For Further Information:

At the Company:

Jeff Huebschen, Director, Investor Relations

952-912-5773

G&K SERVICES ANNOUNCES REFINANCING OF REVOLVING CREDIT FACILITY

MINNEAPOLIS, MN, March 8, 2012 – G&K Services, Inc. (NASDAQ: GKSR) today announced the successful refinancing of its unsecured revolving credit facility. The new five-year, $250 million revolving credit facility replaces the company’s existing revolving credit facility, which was scheduled to expire on July 1, 2012. The prior credit facility had borrowings of $30 million at the closing of refinancing.

The new credit facility was provided by a syndicate of financial institutions and arranged by J.P. Morgan, Wells Fargo, and Bank of America Merrill Lynch. The new facility, which will mature on March 7, 2017, bears interest between 1.0% to 2.0% over LIBOR, depending on the company’s leverage ratio. As of closing, the company’s borrowing rate will be reduced by one hundred basis points compared to the current rate under the previous facility. The revolving credit facility can be expanded by $150 million, to a total size of $400 million. The company maintains significant liquidity with nearly $230 million of debt capacity available under its credit facilities.

“We are pleased that we were able to complete our refinancing, with terms that reflect G&K’s improved financial performance and strong credit profile,” said Jeffrey L. Wright, Executive Vice President and Chief Financial Officer. “The new facility supports our strategy of maintaining a strong balance sheet and provides the company with significant financial flexibility to invest in our business, fund strategic initiatives and pursue acquisitions.”

About G&K Services, Inc.

G&K Services, Inc. is a service-focused market leader of branded uniform and facility services programs in the United States, and is the largest such provider in Canada. Headquartered in Minneapolis, Minnesota, G&K Services has over 7,500 employees serving approximately 165,000 customers from over 160 facilities in North America. G&K Services is a publicly held company traded over the NASDAQ Global Select Market under the symbol GKSR and is a component of the Standard & Poor’s SmallCap 600 Index. For more information on G&K Services, visit the company’s web site at www.gkservices.com.

Safe Harbor for Forward-Looking Statements

Statements made in this press release concerning the company’s intentions, expectations or predictions about future results or events are “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. These statements reflect the company’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which could be material and adverse. You are cautioned not to place undue reliance on these statements, and the company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Information concerning potential factors that could affect future financial results is included in the company’s Annual Report on Form 10-K for the fiscal year ended July 2, 2011.

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